Exhibit 99.1

BY FACSIMILE

January 21, 2016

Nabors Industries Ltd.

c/o Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200

Houston, TX 66057

Facsimile: (281) 775-4319

Attention: Laura Doerre

Dear Ms. Doerre:

Reference is made to the Agreement and Plan of Merger, dated as of June 25, 2014, by and among Nabors Industries Ltd. (“Nabors”), Nabors Red Lion Limited, now named C&J Energy Services, Ltd. (“C&J”), C&J Energy Services, Inc., Nabors CJ Merger Co. and CJ Holding Co. (as amended from time to time, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In connection with the special general meeting of shareholders of C&J scheduled for January 21, 2016, or any adjournment or postponement thereof (the “Special Meeting”), C&J has distributed a proxy statement to its shareholders to solicit votes in favor of (i) the approval of the Second Amendment (the “LTIP Amendment”) to the C&J Energy Services 2015 Long Term Incentive Plan (the “LTIP”), and (ii) the approval of the material terms of the C&J Energy Services 2015 Long Term Incentive Plan for the purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (collectively, the “LTIP Matters”).

You have advised that while Nabors is willing to vote in favor of the LTIP Matters, Nabors desires to maintain its majority share position on a fully-diluted basis. Accordingly, subject to the conditions described herein, C&J hereby waives Nabors’ obligations in respect of Section 6.14(a)(i) and Section 6.14(a)(ii) of the Merger Agreement to the limited extent to permit Nabors or its Affiliates to purchase from third parties up to 51.9% of the aggregate number of C&J common shares that may be issued under the LTIP as amended by the LTIP Amendment (the “Standstill Limited Waiver”). The Standstill Limited Waiver shall only be applicable to the extent of C&J common shares issuances pursuant to the LTIP (as amended by the LTIP Amendment) following the date hereof. C&J further agrees that following the adoption of the LTIP Amendment, prior to any issuance of C&J common shares granted pursuant to the LTIP (as amended by the LTIP Amendment), C&J shall provide Nabors with (i) three (3) days advance written notice of such issuance if such issuance is to a person that is a “controlling shareholder”

(within the meaning of U.S. Treasury Regulation Section 1.355-7(h)(3)) of C&J or that is party of a “coordinating group” (within the meaning of the U.S. Treasury Regulation Section 1.355-7(h)(4)) that is considered a controlling shareholder (such person, a “Controlling Shareholder”) and (ii) written notice substantially concurrently with such issuance if such issuance is to a person who is not a Controlling Shareholder, in each case at the address listed above. The Standstill Limited Waiver and notice obligations set forth in this paragraph are conditioned upon the approval of the LTIP Matters by the requisite vote at the Special Meeting or any adjournment or postponement thereof.

Nabors further agrees that given the foregoing waiver, upon approval of the LTIP Matters, Nabors waives any future exercise of its preemptive rights under Bye-Law 6 of the C&J Bye-Laws due to the issuance of C&J common shares pursuant to the LTIP (as amended by the LTIP Amendment) to a Controlling Shareholder.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

[Remainder of Page Intentionally Left Blank]

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

C&J ENERGY SERVICES, LTD. (formerly Nabors Red Lion Limited)

By:	/s/ Brian Patterson
Name: Secretary
Title: Brian Patterson

Copies to:	Ted Moore, C&J Energy Services, Ltd.
Charles J. Conroy, Milbank, Tweed, Hadley & McCloy LLP
Stephen M. Gill, Vinson & Elkins L.L.P.